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                                                                    EXHIBIT 99.1


                    [OMNI ENERGY SERVICES CORP. LETTERHEAD]

FOR IMMEDIATE RELEASE                                                 NO. 03-06

FOR MORE INFORMATION CONTACT: G. Darcy Klug, Chief Financial Officer
PHONE: (337) 896-6664

                        OMNI REPORTS 1ST QUARTER RESULTS
     Results In Line With Estimates as Company Commences Long-term Contracts

         CARENCRO, LA - MAY 15, 2003 - OMNI ENERGY SERVICES CORP. (NASDAQ NM:
OMNI), reported today a 35% revenue increase for the three-month period ended March 31, 2003 as compared to the same three-month period ended 2002. On $6.2 million in first quarter 2003 revenues, OMNI reported a net loss of $0.1 million, in line with company estimates. The first quarter results also included a $0.7 million increase in equipment repairs as the company readied certain equipment for work on its recently announced multi-year drilling service contract in the transition zone of South Louisiana. OMNI previously reported a net loss of $0.2 million on revenues of $4.6 million for the three-month period ended March 31, 2002. Including the additional $0.7 million charges for equipment repair and maintenance charges, cash flow from operations still totaled $1.0 million for the three-month period ended March 31, 2003 as compared to $1.2 million for the same three-month period ended 2002.

         "Our first quarter revenues increased sharply as we commenced drilling operations on our multi-year contract with Seismic Exchange, Inc.," said James
C. Eckert, OMNI's Chairman and Chief Executive Officer. "The increased revenue, however, was partially offset with higher than normal repair and maintenance charges necessary to prepare for what promises to be an extended utilization period," continued Eckert. "These increased costs offset our 35% increase in first quarter revenues. But as we enter the second quarter of 2003, we're already seeing this investment in our equipment result in greater and more efficient asset utilization. This further translates into significantly improved operating margins as OMNI enters its peak drilling seasons. Backlog for drilling services remains strong and 2003 is shaping up to be an even more promising year than was 2002. Coupled with our recently announced expansion and improved utilization of our aviation fleet, we believe OMNI is well positioned to meet all of the challenges of this difficult market and capitalize on current business opportunities," concluded Eckert. "The increased revenue forecast and margins coupled with OMNI's increased cash flow from its term debt renegotiation, positions the Company to execute on management's strategy of increasing shareholders' value through opportunistic capital deployment including asset acquisitions."

         Headquartered in Carencro, LA, OMNI Energy offers a broad range of integrated services to both geophysical and production companies engaged in the acquisition of on-shore seismic data. The company provides its services through several business units: Seismic Drilling, Helicopter Support, Permitting and Seismic Survey. OMNI's services play a significant role with geophysical companies who have operations in both marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

         Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks associated with OMNI's dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution and other risks detailed in the Company's filings with the Securities and Exchange Commission.

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                           OMNI ENERGY SERVICES CORP.
                        CONSOLIDATED STATEMENTS OF INCOME
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002
                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)


                                                                 Three Months Ended March 31,
                                                                ------------------------------
                                                                   2003               2002
                                                                ------------      ------------
                                                                          (Unaudited)
Operating revenue                                               $      6,207      $      4,614
Operating expenses                                                     5,158             3,805
                                                                ------------      ------------
Gross profit                                                           1,049               809
General and administrative expenses                                    1,060               508
                                                                ------------      ------------
Operating income (loss)                                                  (11)              301

Interest expense                                                         210               219
Other income (expense)                                                     6               (17)
                                                                ------------      ------------
                                                                         204               236
                                                                ------------      ------------
Income (loss) before taxes                                              (215)               65

Income taxes                                                            (100)               --
                                                                ------------      ------------
Net income (loss)                                                       (115)               65
Accretion of preferred stock                                              --              (242)
                                                                ------------      ------------
Net loss applicable to common and common
equivalent shares                                               $       (115)     $       (177)
                                                                ============      ============

Basic earnings (loss) per common share:                         $      (0.01)     $      (0.02)
Diluted earnings (loss) per common share:                       $      (0.01)     $      (0.02)

Weighted average shares outstanding:
Basic                                                                  8,740             8,737
Diluted                                                                8,740             8,737